  As filed with the Securities and Exchange Commission on November 15, 1995.

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                            SCHEDULE 14A INFORMATION
                                PROXY STATEMENT
       (PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934)

                               ----------------

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [  ]

CHECK THE APPROPRIATE BOX:

                                        [ ] CONFIDENTIAL, FOR USE OF THE
[ ] PRELIMINARY PROXY STATEMENT             COMMISSION ONLY (AS PERMITTED BY
                                            RULE 14A-6(E)(2))
[ ] DEFINITIVE PROXY STATEMENT
[X] DEFINITIVE ADDITIONAL MATERIALS
[ ] SOLICITING MATERIAL PURSUANT TO RULE 14A-11(C) OR RULE 14A-12

                                JOINT FILING BY:

                             UNION ELECTRIC COMPANY
                              CIPSCO INCORPORATED
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[  ] $125 PER EXCHANGE ACT RULE 0-11(C)(1)(II), 14A-6(I)(1), OR 14A-6(I)(2).
[ ] $500 PER EACH PARTY TO THE CONTROVERSY PURSUANT TO EXCHANGE ACT RULE 14A-6(I)(3).
[X] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

  (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES: COMMON STOCK, PAR VALUE $5.00 PER SHARE, OF UNION ELECTRIC COMPANY ("UNION ELECTRIC COMMON STOCK")
    PREFERRED STOCK, WITHOUT PAR VALUE, OF UNION ELECTRIC COMPANY ("UNION
      ELECTRIC PREFERRED STOCK")
    COMMON STOCK, WITHOUT PAR VALUE, OF CIPSCO INCORPORATED ("CIPSCO COMMON
      STOCK").
  (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES: 34,069,542 SHARES OF CIPSCO COMMON STOCK, AND 102,266,334 SHARES OF UNION ELECTRIC COMMON STOCK (INCLUDING OPTIONS) (SEE NOTE (4)).
  (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED
    PURSUANT TO EXCHANGE ACT RULE 0-11: $34.9375, IN THE CASE OF UNION
    ELECTRIC COMMON STOCK, AND $32.94, IN THE CASE OF THE CIPSCO COMMON
    STOCK, IN EACH CASE BASED UPON THE AVERAGE OF THE HIGH AND LOW SALES
    PRICE FOR SUCH SECURITY ON SEPTEMBER 5, 1995, AS REPORTED ON THE NEW YORK STOCK EXCHANGE.*
  (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION: $4,695,180,757 (THE
    SUM OF (I) THE PRODUCT OF (X) 102,266,334, THE NUMBER OF OUTSTANDING
    SHARES OF UNION ELECTRIC COMMON STOCK OUTSTANDING ON SEPTEMBER 5, 1995 (INCLUDING ALL OPTIONS, WHETHER OR NOT EXERCISABLE) AND (Y) $34.9375, THE PER UNIT PRICE DESCRIBED IN NOTE (3) ABOVE, AND (II) THE PRODUCT OF (X) 34,069,542, THE NUMBER OF SHARES OF CIPSCO COMMON STOCK OUTSTANDING ON SEPTEMBER 5, 1995 AND (Y) $32.94, THE PER UNIT PRICE DESCRIBED IN NOTE
    (3) ABOVE).*
  (5) FILING FEE: $939,038 (1/50TH OF 1% OF THE UNDERLYING VALUE OF THE TRANSACTION, $4,695,180,757, AS CALCULATED IN NOTE (4) ABOVE) AND ROUNDED UP TO THE NEAREST WHOLE DOLLAR AMOUNTS.*
--------
* Estimated solely for purpose of calculating the filing fee in accordance with Exchange Act Rule 0-11. Shares of Union Electric Preferred Stock will remain outstanding and unchanged as a result of the transaction and are thus not factored into the calculations presented in Notes (2), (3), (4) or (5) above.

[X] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE
   0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

  (1) AMOUNT PREVIOUSLY PAID: $939,038
  (2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO.: SCHEDULE 14A
  (3) FILING PARTY: (A) UNION ELECTRIC COMPANY AND (B) CIPSCO INCORPORATED
  (4) DATE FILED: SEPTEMBER 12, 1995

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--------------------------------------------------------------------------------

        UNION                                         CIPSCO
     ELECTRIC [LOGO]                            INCORPORATED [LOGO]




Dear Stockholder:

Union Electric Company and CIPSCO Incorporated have signed a definitive merger agreement to form a new holding company called Ameren Corporation.
The name reflects the geographic roots and core business of both companies -- American energy.

Your Board of Directors, which approved the merger agreement, believes this business combination is in the best interests of Union Electric and CIPSCO and their stockholders and recommends you vote for the agreement as presented in the enclosed proxy materials.

In considering the merger, you should be aware that certain members of management and the Boards of Union Electric and CIPSCO have interests in the merger in addition to interests of shareholders generally, which could potentially represent conflicts of interest. These matters are detailed under "THE MERGERS--Potential Conflicts of Interests of Certain Persons in the Mergers" in the proxy materials.

This merger links two financially strong, low-cost energy providers that have common strategies and highly compatible operations. We expect to realize $570 million in savings over 10 years from combining certain operations of the two companies. Ameren will also benefit from increased financial strength, larger and more diverse sales markets and the pooling of Union Electric's and CIPSCO's equity, management experience, human resources and technical expertise. We believe this strategic combination will benefit our stockholders by creating a more competitive company and by providing greater opportunities for earnings and dividend growth.

In entering into the merger, the shareholders of each company will be assuming the risks, as well as the benefits, associated with the ongoing business operations of the other company. In the judgement of the Union Electric and CIPSCO Boards of Directors, the potential benefits of the merger far outweigh those risks.

More information about the merger is included in this brochure and in the enclosed joint proxy materials. We encourage you to read these materials carefully and complete the enclosed proxy form. Your vote is important. Please send in your proxy form promptly. We are confident this business combination will provide more opportunities to increase shareholder value.

If you are a Union Electric stockholder and have any questions, please do not hesitate to call 1-800-639-0242. If you are a CIPSCO stockholder and have questions, please call 1-800-710-7726.

Sincerely,


/S/ Charles W. Mueller                 /S/ Clifford L. Greenwalt

Charles W. Mueller                    Clifford L. Greenwalt
President and Chief Executive         President and Chief Executive Officer
Officer                               CIPSCO Incorporated and
Union Electric Company                Central Illinois Public Service Company

MOST FREQUENTLY ASKED QUESTIONS...

WHAT AM I SUPPOSED TO DO NOW?

        We request that you read this brochure and the enclosed joint proxy materials, complete the enclosed proxy form and mail it as soon as possible. If you do not return the proxy or do not vote at the upcoming stockholders' meeting, it will have the same effect as if you voted against the merger.

HOW WILL THE MERGER BENEFIT STOCKHOLDERS?

        Stockholders will own a leaner, stronger company better-suited to take advantage of the increasingly competitive industry environment. We estimate Ameren will realize $570 million in savings over 10 years from combining certain operations. The combined company will inter-connect with 28 other utility systems providing opportunities for additional energy sales. Ameren will also benefit from combining Union Electric's and CIPSCO's management experience and technical expertise. These advantages provide more opportunities for earnings growth, which provides more opportunities for dividend growth.

HOW MANY SHARES OF AMEREN STOCK WILL I RECEIVE FOR EACH SHARE OF UNION ELECTRIC AND/OR CIPSCO STOCK I OWN?

        Union Electric shareholders will exchange each common share of Union Electric they own for one share of Ameren common stock. For example, if you own 100 shares of Union Electric common stock, you will exchange those 100 shares for 100 shares of Ameren common stock.

        CIPSCO shareholders will exchange each common share of CIPSCO they own for 1.03 shares of Ameren common stock. For example, if you own 100 shares of CIPSCO common stock, you will exchange those 100 shares for 103 shares of Ameren common stock.

        Union Electric Company and Central Illinois Public Service Company preferred stock will remain outstanding and unchanged after the transaction.

WHAT ABOUT FRACTIONAL SHARES OF STOCK?

        Since Union Electric common stock will be exchanged on a one-for-one basis, no fractional shares will result for Union Electric stockholders.

        Each CIPSCO common share will be exchanged for 1.03 common shares of Ameren. If the exchange results in ownership of fractional shares of Ameren, cash will be paid in lieu of the fractional share at the time you exchange your CIPSCO certificate(s). If you hold common shares in CIPSCO's dividend reinvestment plan at the time of the merger, these shares will be converted into both full and fractional shares of Ameren common stock.

HOW WERE THE EXCHANGE RATIOS DETERMINED?

        The exchange ratios were determined as a result of arms-length negotiations between Union Electric and CIPSCO. Each company's Board of Directors agreed to the exchange ratios after receiving the analysis of its own independent financial advisor. Naturally, both Boards considered the interests of their stockholders and the ultimate benefits of the merger when making this important decision.

        As reported in Annex D and Annex E of the enclosed joint proxy statement, advisors at Goldman, Sachs & Co. (for Union Electric) and Morgan Stanley & Co. Incorporated (for CIPSCO) each concluded that the applicable exchange ratio for this transaction is fair to stockholders of the related company from a financial point of view.

WILL I BE TAXED ON THE EXCHANGE OF STOCK?

        We expect the exchange of stock to be tax-free to Union Electric and CIPSCO stockholders. However, cash received by CIPSCO common stockholders in lieu of fractional shares will need to be reported for tax purposes. We urge you to consult your tax advisor.

WHEN SHOULD I EXCHANGE MY SHARES?
WILL I RECEIVE A NEW STOCK CERTIFICATE?

        Stock certificates representing Union Electric or CIPSCO common stock will be exchanged for Ameren common stock certificates when the merger is completed -- which could be at the end of 1996. You will receive further information about exchanging certificates after the merger is final. You should continue to hold your stock certificates until notified.

        If you hold Union Electric or CIPSCO common shares in a dividend reinvestment or stock plan at the time of the merger, your shares will be automatically converted without the issuance of a new certificate.

        There will be no change in preferred stock certificates.

WHAT WILL HAPPEN TO UE'S AND CIPSCO'S DIVIDEND REINVESTMENT PLANS?

        Ameren will have a new dividend reinvestment plan, similar to the existing Union Electric DRPlus plan. All shareholders who are participants in Union Electric's and/or CIPSCO's dividend reinvestment plans on the effective date will be automatically enrolled in Ameren's new dividend reinvestment plan.

WILL THE MERGER AFFECT UNION ELECTRIC'S OR CIPSCO'S CURRENT DIVIDEND POLICY?

        Both companies expect to continue their current dividend policy until the merger is completed. Union Electric's current annual dividend rate is $2.50 per common share, and CIPSCO's is $2.04 per common share. We anticipate Ameren will adopt Union Electric's dividend payment level upon completion of the merger.

WHAT VOTE IS REQUIRED BY STOCKHOLDERS TO APPROVE THE MERGER?

        The affirmative vote of at least two-thirds of the outstanding common and preferred shares of Union Electric is needed to approve the merger. The affirmative vote of at least two-thirds of the outstanding common shares of CIPSCO is required. Your vote is important. Shares not voted have the effect of votes against the merger.

WHEN WILL THE MERGER BE COMPLETED?

        We expect to complete the merger by year-end 1996, subject to obtaining all required approvals.

APART FROM STOCKHOLDER VOTES, WHAT APPROVALS ARE NECESSARY TO COMPLETE THE
MERGER?

        The Illinois Commerce Commission, Missouri Public Service Commission, Federal Energy Regulatory Commission, Nuclear Regulatory Commission and Securities and Exchange Commission need to approve the transaction. In addition, the Federal Trade Commission and the Department of Justice will review the merger agreement.

        The information herein does not purport to be complete and is qualified in its entirety by reference to the more detailed information in the accompanying Joint Proxy Statement/Prospectus. Shareholders are urged to read these materials in their entirety. This information may not be used in connection with the solicitation of shareholder votes unless accompanied or preceded by the Joint Proxy Statement/Prospectus.

MERGER PROFILE

Ameren will serve about 1.4 million electric customers and 300,000 natural gas customers in a 44,000-square-mile region of Missouri and Illinois. With a generating capability of more than 11,000 megawatts, Ameren will rank as the nation's 15th largest investor-owned utility in terms of generating capacity. As of June 30, 1995 combined assets totaled more than $8 billion, and combined annual revenues were nearly $3 billion.

[A chart appears here depicting the states of Missouri and Illinois, and the respective service territories of Union Electric and CIPSCO within such states.]

[A chart appears here depicting the corporate structure of Ameren and its subsidiaries following the Mergers. The chart indicates that following the Merger, Union Electric, Central Illinois Public Service, and certain other entities which are currently direct subsidiaries of CIPSCO will each be direct subsidiaries of Ameren.]

Ameren Corporation, the new, registered public utility holding company, will be the parent of both Union Electric and Central Illinois Public Service. CIPSCO Investment Company, the non-utility subsidiary of CIPSCO Incorporated, will also become a subsidiary of Ameren. UE President and Chief Executive Officer Charles W. Mueller will serve as Ameren's chairman. CIPSCO President and Chief Executive Officer Clifford L. Greenwalt will assume the title of vice chairman. Ameren's 15-member board will include 10 members selected by Union Electric's existing board of directors and five members selected by CIPSCO's board.